Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement") is made as of the 29th day of June, 2016 by and among SUMMER ENERGY, LLC, a Texas limited liability company ("Borrower"), SUMMER ENERGY HOLDINGS, INC., a Nevada Corporation ("Guarantor"), and BLUE WATER CAPITAL FUNDING, LLC, a Florida limited liability company ("Lender").

RECITALS

A.	The Borrower has requested from the Lender an extension of credit in the form of revolving cash advances (the "Loan"), the proceeds of which are to be used to re-finance Borrower's existing debt with a secured lender and for general corporate purposes.
B.	The Lender is willing to agree to provide the Loan to the Borrower on the terms and conditions hereinafter contained;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1. Documents Delivered by Borrower.  To induce the Lender to commit to make the requested Loan, the Borrower shall, on the date hereof, deliver to Lender the following, all of which shall be in form and substance acceptable to the Lender:
1.1	Revolving Promissory Note. The Borrower's Revolving Promissory Note of even date herewith, in the amount of $5,000,000.00 payable to the Lender (the "Revolving Note");
1.2	Security Agreement. A Security Agreement ("Security Agreement") in favor of the Lender covering and guarantying Lender a security interest in the collateral described therein ("Collateral");
1.3	Guaranty. Guaranty of Borrower's obligations hereunder and relating to the indebtedness evidenced by the Revolving Note executed and delivered by Summer Energy Holdings, Inc., a Nevada corporation (the "Guarantor").
1.4	Subordination Agreement. The Subordination Agreement ("Subordination Agreement") executed and delivered by Lender whereby Lender agrees to subordinate its security interest in the assets of Borrower to DTE Energy Trading, Inc., a Michigan corporation ("DTE Energy") pursuant to that certain Credit Agreement dated April 1, 2014, by and between Borrower and DTE Energy.
1.5	Financing Statement. UCC‑1 Financing Statement executed by Borrower for filing in such offices as the Lender may deem necessary or desirable relating to the Security Agreement.
1.6	Written Action of Borrower. A Written Action of the Manager of Borrower in Lieu of a Meeting containing resolutions of Borrower authorizing the Loans.

1.7	Certificate of Status. A copy of the Borrower's Certificate of Status certified by the Office of the Texas Secretary of State.
1.8	Insurance Certificate. Certificates of insurance evidencing a policy or policies of insurance covering the Borrower's operations and the Collateral as required by Section 4.2 of this Agreement, such policy to insure against all risks and name the Lender as loss payee on all property policies and as an additional insured as to all liability policies.
1.9	Financial Statements. Current financial statements of Borrower and Guarantor and in a form and prepared in a manner acceptable to the Lender.
1.10	Searches. Complete UCC and state and federal tax lien searches from such offices as the Lender may request which confirm that there are no interests which would be prior to the Lender's interest, other than those of DTE Energy.
1.11	Releases. A release/amendment document pursuant to which any security interest in the Collateral other than the interest of Lender or DTE Energy shall be released.
2. Commitment of Lender.
2.1	Revolving Loan. So long as there exists no Event of Default hereunder and no event has occurred which would be an Event of Default with the giving of notice or lapse of time or both, and subject to all other terms and conditions hereof, the Lender shall lend to the Borrower and Borrower may borrow from the Lender for the account of Borrower. The advances in aggregate outstanding shall not exceed $5,000,000.00.
2.2	Fees.
(a) Due Diligence Fee.  $10,000.00 due diligence fee which was paid by Borrower to Lender on May 9, 2016.

(b) Closing Fee.  One percent (1.0%), or $50,000.00), closing fee payable at closing by Borrower, which is defined as the date of funding.

(c) Minimum Monthly Financing Fee.  Borrower shall pay to Lender a Minimum Monthly Financing Fee as further described in the Revolving Note.

(d) Late Fees.  Borrower agrees to pay a late payment service charge in an amount equal to three percent (3.0%) of any installment of principal or interest (excluding the final balloon payment) not received by the Lender within ten (10) days after the date due.

2.3	Interest and Payments. Interest accrued on the Revolving Note shall be payable monthly on or before the tenth day of each month following invoicing and on the same day of each month thereafter. The interest rate for the Revolving Note shall be 11% per annum. Interest will accrue on the Revolving Note as stated therein.

2.4	Maturity. All unpaid principal of the Revolving Note, all interest accrued thereon, and all fees and costs, shall be due and payable on June 30, 2018.
2.5	Computations. Interest on the Revolving Note and any other compensation payable to Lender thereunder shall be computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.
2.6	Prepayments. Except as otherwise provided herein or in the Revolving Note, no prepayment premium shall be applicable to any payment of principal pursuant to the Revolving Note.
3. Representations and Warranties.  The Borrower represents and warrants that:
3.1	Organization, Qualification and Authorization. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas; has the power and authority to own its property and to carry on its business as now being conducted; and is duly qualified and licensed to do business, and is in good standing, in every jurisdiction in which the nature of the business in which it is engaged makes such qualification or licensing necessary.
3.2	Validity of Obligations. Borrower and Guarantor have full power, right and authority to execute and deliver this Agreement, the Revolving Note and all other documents and agreements required to be delivered by Borrower hereunder, as applicable, ("Loan Documents"), to obtain the credit herein provided for, and to perform and observe each and all of the matters and things provided for in the Loan Documents. The execution and delivery of the Loan Documents and the performance or observance of the terms thereof have been duly authorized by all necessary organizational and member action and do not contravene or violate any provision of law or any provision of Borrower's organizational documents or any covenant, indenture or agreement of or binding upon Borrower, nor require the consent or approval of any governmental entity or agency.
3.3	Title to Assets. The Borrower has good and marketable title to all of its property and assets reflected in its most recent balance sheet delivered to the Lender, subject to the encumbrances as therein detailed.
3.4	Litigation. No actions, suits or proceedings are pending or, to Borrower's knowledge, threatened, against or affecting it before any court, governmental or administrative body or agency which might result in any material adverse change in the operations, business property, assets or condition (financial or otherwise) of Borrower, or which would question the validity of this Agreement or of any action taken or to be taken by Borrower pursuant to or in connection with this Agreement.
3.5	No Events of Default. No Event of Default as hereinafter defined has occurred and is continuing as of the date hereof and no event has occurred and is continuing which would be an Event of Default hereunder were it not for any grace period specified herein or which would become an Event of Default if notice thereof were given to Borrower.

3.6	Financial Condition. The financial statements of the Borrower heretofore furnished to the Lender, if any, are complete and correct in all material aspects and fairly present the respective financial condition of the Borrower at the date of such statements, and have been prepared in accordance with generally accepted accounting principles, consistently applied. Since the most recent set of financial statements delivered by the Borrower to the Lender, if any, there have been no material adverse changes in the financial condition of the Borrower.
3.7	Licenses. The Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted.
3.8	Taxes. The Borrower has filed all tax returns required to be filed and either paid all taxes shown thereon to be due, including interest and penalties, which are not being contested in good faith and by appropriate proceedings, or provided adequate reserves for payment thereof, and the Borrower has no information or knowledge of any objections to or claims for additional taxes in respect of federal income or excise profit tax returns for prior years.
3.9	Public Utility Holding Company Act. The Borrower is not a public utility company within the meaning of the Public Utility Holding Company Act of 1935, as amended, and is engaged solely in the aggregation and marketing of Full Requirements Service in the United States or other activities in which energy-related companies are permitted to engage pursuant to 17 C.F.R. § 250.58.
4. Affirmative Covenants.  The Borrower covenants and agrees with Lender that so long as any amount remains unpaid on the Revolving Note, Borrower will:
4.1	Maintain Assets. Maintain and keep its assets, properties and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs so that at all times Borrower's business can be operated efficiently.
4.2	Insurance. Insure and keep insured all of its property of an insurable value under all risk policies in an amount reasonably acceptable to the Lender and carry such other property insurance as is usually carried by persons engaged in the same or similar business (and as required by the Security Agreement) all such insurance to name the Lender as loss payee and additional insured and from time to time furnish to Lender upon request appropriate evidence of the carrying of such insurance.
4.3	Financial Information. Furnish to the Lender:
(a) Within 30 (thirty) days after the end of each month, a set of, respectively, interim and annual financial statements, including a balance sheet, statement of cash flow, profit and loss statement and related statements, prepared internally by Borrower in accordance with generally accepted accounting principles;

(b)   Within 90 days after the end of each of Borrower's fiscal years a set of, respectively, interim and annual financial statements, including a balance sheet, statement of cash flow, profit and loss statement and related statements, prepared by Borrower and, compiled for annual statement only, by a public accounting firm reasonably acceptable to Lender, in accordance with generally accepted accounting principles;
(c) Within 90 days after the end of the Guarantor's fiscal year, Guarantor shall provide a financial statement for such year, prepared on a consistent basis and certified by the Guarantor;
(d) As soon as available and in any event within thirty (30) days after such returns are filed, a copy of the federal and state income tax return of the Borrower and Guarantor (including all schedules and exhibits) or amendments thereto filed for the immediately preceding year;
(e) Within 10 (ten) days after the end of each month, an accounts receivable aging report in form and substance reasonably acceptable to Lender;
(f) Within 30 (thirty) days after the end of each month, a Borrowing Base Certificate in substantially the same form as the Certificate attached hereto as Exhibit A.
(g) Within 30 (thirty) days after the end of each month, a copy of Borrower's bank statements relating to the following accounts at Comerica Bank:  (i) Borrower's Operating Account:  Comerica Bank Account XXXX0866; (ii) Borrower d/b/a Pronto Power's Operating Account:  Comerica Bank Account XXXX7099; (iii) Borrower's Escrow Operating Account:  Comerica Bank Account XXXX2349; and (iv) Borrower's CoCo Account:  Comerica Bank Account XXXX7354.
(h) Such other information as the Lender may reasonably request from time to time.
4.4	Access to Records. Permit any person designated by Lender, at Lender's expense upon reasonable prior notice, during regular business hours and without interruption, to visit and inspect any of its properties, corporate books and financial records and to discuss its affairs, finances and accounts with the principal officers of Borrower, all at such reasonable times and as often as Lender may reasonably request.
4.5	Taxes, Assessments and Charges. Promptly pay over to the appropriate authorities all sums for taxes deducted and withheld from wages as well as the employer's contributions and other governmental charges imposed upon or asserted against Borrower's income, profits, properties and rental charges or otherwise which are or might become a lien charged upon Borrower's properties, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on Borrower's books with respect thereto.
4.6	Notification of Changes. Promptly notify the Lender of:

(a) Any litigation actually known to Borrower which might materially and adversely affect Borrower and Guarantor or any of their respective properties;

(b) The occurrence of any Event of Default under this Agreement or any event of which Borrower has knowledge and which, with the passage of time or giving of notice or both, would constitute an Event of Default under this Agreement.

(c) Any material adverse change in the operations, business, properties, assets or conditions, financial or otherwise, of the Borrower.

4.7	Corporate Existence. Maintain its corporate existence in compliance with all applicable statutes, laws, rules and regulations.
4.8	Books and Records. Keep true and accurate books, records and accounts in accordance with sound accounting and bookkeeping practices.
4.9	Reimbursement of Expenses. Promptly reimburse Lender for any and all reasonable out-of-pocket expenses, and all fees and disbursements, including attorneys' fees incurred in connection with the performance of this Agreement and the instruments and documents related thereto, and all expenses relating to the administration and collection of the Loans to be made hereunder, including reasonable attorneys' fees.
4.10	Conduct of Business and Maintenance of Existence. The Borrower will continue to engage in business of the same general type as now conducted by the Borrower and any of its affiliates and will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business.
5. Negative Covenants.  The Borrower hereby covenants and agrees with the Lender that so long as any amount shall remain unpaid on the Revolving Note, Borrower will not:
5.1	Merge, Consolidate or Sell. Merge or consolidate with or into another entity, or lease or sell all or substantially all of its property and business to any other entity or entities. Guarantor shall not sell, dispose or transfer any ownership interest in the Borrower in a single or series of transactions without the express consent of the Lender, which consent may be withheld or granted in Lender's sole and absolute discretion.
5.2	Default on Other Obligations. Default upon or fail to pay, beyond any applicable periods of grace, any of its other debts or obligations as the same mature, unless the same are being contested in good faith by appropriate proceedings and adequate reserves shall have been established on Borrower's books with respect thereto.
5.3	Limitation on Liens and Encumbrances. Except for the interests of Lender, the Borrower will not at any time create, assume, incur or permit to exist, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind in respect of the Collateral (except such interests of DTE Energy as described in the Subordination Agreement and such purchase money security interests granted by Borrower as disclosed to and approved by Lender), or any other assets, income or revenues of any character, whether heretofore or hereafter acquired by it.

5.4	Limitation on Distributions. Except with regard to regular distributions to Guarantor, the Borrower may not make any distributions of cash or property of any kind whatsoever to its members without the prior written consent of the Lender which shall also include salaries, bonuses or other compensation payable to any manager or key employee of the Borrower in amounts in excess of those set forth in Budgets provided to Lender.
5.5	Negative Pledge. The Borrower shall not, without Lender's prior written consent, which consent may be withheld or granted in Lender's sole and absolute discretion, sell (except inventory in the ordinary course of business), purchase and/or lease any real or personal property, or other assets or equipment with a value in excess of $100,000.
5.6	Transactions with Affiliates. With the exception of actions in the ordinary course of business with Guarantor, the Borrower will not, directly or indirectly, pay any funds to or for the account of, make any investment in, engage in any transaction with or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate of the Borrower, except that the Borrower may make payment or provide compensation (including without limitation the establishment of customary employee benefit plans) for personal services rendered by employees and other Persons on terms fair and reasonable in light of the circumstances under which such services were or are to be rendered. As used herein, the term "Affiliate" shall mean: (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether the ownership of voting securities, by contract or otherwise. The term "Person" means an individual, corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
5.7	Transactions with Other Persons. The Borrower shall not enter into any agreement with any Person whereby any of them shall agree to any restriction on the Borrower's right to amend or waive any of the provisions of this Agreement.
5.8	Use of Proceeds. The proceeds of the Loan will be used by the Borrower solely used to re-finance Borrower's existing debt with a secured lender and for general corporate purposes. The Borrower shall not use the proceeds of the Loan for any other purpose.
6. Defaults.
6.1	Event of Default. Any one or more of the following events shall constitute an Event of Default:

(a) Payment.  Borrower shall fail to pay when due, any payments due under the Revolving Note; provided, however, that Borrower shall have fifteen (15) days within which to cure such default; or

(b) Other Covenants or Agreements Herein.  Borrower shall default in the due performance or observance of any term, covenant or agreement contained in this Agreement or any of the other Loan Documents and such default shall continue for a period of thirty (30) days after written notice thereof shall have been given by Lender to Borrower, or, if such default does not consist of the non-payment of money and cannot reasonably be cured within thirty (30) days, for such longer period of time not exceeding ninety (90) days as may be necessary to cure such default with the exercise of due diligence so long as Borrower is diligently proceeding to cure such default; or

(c) Insolvency.  Borrower or Guarantor shall (i) become insolvent, (ii) suspend business, (iii) make a general assignment for the benefit of its creditors, (iv) admit in writing its inability to pay its debts generally as they mature, (v) file a petition in bankruptcy or a petition or answer seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State thereof, (vi) consent to the appointment of a trustee or receiver for Borrower or for a substantial part of its property, (vii) be adjudicated a bankrupt or fail to cause an involuntary petition in bankruptcy to be dismissed within sixty (60) days after the filing thereof, (viii) take any action for the purpose of effecting or consenting to any of the foregoing, or (ix) have an order, judgment or decree entered appointing a trustee, conservator or receiver for Borrower or for a substantial part of its property, or approving a petition filed against Borrower seeking a reorganization, arrangement with creditors or other similar relief under the Federal bankruptcy laws or under any other applicable law of the United States of America or any State hereof, which order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry; or

(d) Representations and Warranties.  If any material representation or warranty contained in this Agreement or any of the other Loan Documents or any letter or certificate furnished or to be furnished to the Lender by the Borrower or Guarantor pursuant to this Agreement proves to be false in any material respect as of the date executed or delivered to Lender; or

(e) Judgments.  Judgments against Borrower for the payment of money totaling in excess of $25,000.00 shall be outstanding for a period of thirty (30) days without a stay of execution; or

(f) Net Worth Stop.    Borrower shall maintain a Book Net Worth of at least $3,958,247.69 at all times; or

(g) Material Adverse Change.  Any material adverse change shall occur in the condition (financial or otherwise) of the Borrower and Guarantor which, in the reasonable opinion of the Lender, materially increases its risk with respect to the Revolving Note; or

6.2	Lender's Right on Default. Upon the occurrence of an Event of Default, Lender may, at its option and without notice, and subject to the rights of DTE Energy: (a) accelerate amounts outstanding on the Revolving Note and demand immediate payment in full without presentment or other demand, protest, notice of dishonor or any other notice of any kind, all of which are expressly waived; (b) foreclose its lien on the Collateral pursuant to the Security Agreement, as applicable, or take such other actions available under the terms of this Agreement and the other Loan Documents; and (c) take such other actions as may otherwise be available in equity or at law. All remedies of the Lender shall be cumulative.
7. Miscellaneous.
7.1	Binding Effect. The parties hereto agree that this Agreement shall be binding upon and inure to the benefit of their respective successors in interest and assigns including any holder of the Revolving Note, provided, however, that Borrower may not assign or transfer its interest hereunder without the prior written consent of the Lender.
7.2	Governing Law. This Agreement and the rights and obligations of the parties hereunder and under the Revolving Note and any other Loan Documents, shall be construed in accordance with and governed by the laws of the State of Minnesota. Borrower and Guarantor hereby consent to the jurisdiction of the courts of the State of Minnesota for any actions brought hereon or on the Revolving Note.
7.3	Notices. Any notices required or contemplated hereunder shall be effective upon the placing thereof in the United States mails, certified mail and with return receipt requested, postage prepaid, and addressed as follows:

 If to Borrower:   SUMMER ENERGY, LLC
800 Bering Drive, Suite 260
Houston, TX 77057-2228
Attn: Jaleea P. George

With a copy to: Kirton McConkie, PC
60 E. South Temple, Suite 1800
Salt Lake City, Utah 84111
Tel: (801) 328-3600
Fax: (801) 212-2006
Attention: Alexander N. Pearson
Email: apearson@kmclaw.com

If to Lender:       BLUE WATER CAPITAL FUNDING, LLC
9855 West 78th Street
Eden Prairie, MN  55344
Attn:  Jeffrey Reed

7.4	No Waivers. No failure or delay on the part of Lender in exercising any right, power or privilege hereunder and no course of dealing between Borrower and Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
7.5	Headings. The headings of various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.
7.6	Amendment and Waiver. Neither this Agreement nor any provision hereof may be modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

EXECUTED, as of the year and day first above written.

BORROWER:

SUMMER ENERGY, LLC,
a Texas limited liability company

By: /s/ Jaleea P. George
Jaleea P. George__________
Its:   CFO

LENDER:
BLUE WATER CAPITAL FUNDING, LLC

By: /s/ Jeffrey Reed
Jeffrey Reed
Its: Chief Operating Officer

GUARANTOR:

SUMMER ENERGY HOLDINGS, INC.,
a Nevada corporation

By: /s/ Jaleea P. George
Jaleea P. George
Its:   CFO

EXHIBIT A

(Borrowing Base Certificate)